Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-230991) and Form S-3 (Nos. 333-238579 and 333-262145), of our reports dated February 28, 2022, with respect to the consolidated financial statements of Brigham Minerals, Inc. and the effectiveness of internal control over financial reporting.
Austin, Texas
February 28, 2022